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Exhibit 99.1
                           GULFMARK OFFSHORE, INC.

                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


HOUSTON -- (BUSINESS WIRE) -- April 19, 2001 - GulfMark Offshore, Inc. (NASDAQ:GMRK) today said that it plans to report earnings for the three months ended March 31, 2001 on the morning of Tuesday, April 24, 2001. Following the earnings report, expected to be released prior to the opening of the U.S. markets, the company will conduct a teleconference call at 4:00 p.m. eastern time on April 24. Individuals who wish to participate in the teleconference call should dial 800-611-1147 in the United States or 612-332-0636 from outside the country. It is recommended that participants dial in five to ten minutes prior to the scheduled start time of the call.

In addition, the conference call may also be accessed via the worldwide web at www.thefirstnews.com, by clicking on "Webcast Events" and then GulfMark Offshore.

A telephonic replay of the conference call will be available after 7:30 p.m. eastern time on April 24, 2001 and can be accessed by dialing 800-475-6701 (international calls should use 320-365-3844) and referring to the passcode 583598. Also, a replay will be available through the internet and can be accessed by visiting the above-referenced worldwide web address. The telephonic replay will be available through April 26, 2001 and the web-based replay option will be available for approximately 30 days.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of forty-six (46) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, Brazil and West Africa.

Contact:     Edward A. Guthrie, Executive Vice President & CFO
             (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

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